Exhibit 3: Operating Results by Business Unit in Ch$ millions
(Third Quarter)

Third Quarter 2001	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum	Total

Revenues	51,050	18,392	11,909	6,623	87,974
COGS	(43,852)	(16,776)	(10,603)	(5,361)	(76,592)
Gross Income	7,198	1,616	1,306	1,262	11,382
Gross Margin	14.1%	8.8%	11.0%	19.1%	12.9%
SG&A	(6,383)	(2,044)	(1,061)	(1,189)	(10,676)
% sales	12.5%	11.1%	8.9%	17.9%	12.1%
Operating Income	815	(428)	245	74	706
Operating Margin	1.6%	-2.3%	2.1%	1.1%	0.8%

EBITDA	3,184	778	967	264	5,193
Segment Contribution
% Revenues	58.0%	20.9%	13.5%	7.5%	100.0%
% Operating Income	115.4%	-60.6%	34.7%	10.5%	100.0%

Third Quarter 2002	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum	Total

Revenues	37,048	15,267	11,031	6,280	69,625
COGS	(34,056)	(13,193)	(9,295)	(4,841)	(61,385)
Gross Income	2,991	2,073	1,736	1,439	8,239
Gross Margin	8.1%	13.6%	15.7%	22.9%	11.8%
SG&A	(3,595)	(2,070)	(807)	(820)	(7,291)
% sales	9.7%	13.6%	7.3%	13.1%	10.5%
Operating Income	(603)	3	929	619	948
Operating Margin	-1.6%	0.0%	8.4%	9.9%	1.4%

EBITDA	1,505	583	1,582	776	4,446
Segment Contribution
% Revenues	53.2%	21.9%	15.8%	9.0%	100.0%
% Operating Income	-63.6%	0.4%	98.0%	65.3%	100.0%

Última actualización 11/14/02
Por Marisol Fernández León